                        EXHIBIT 5.1




                                           August 16, 1996



SunAmerica Inc.
1 SunAmerica Center
Century City
Los Angeles, California 90067-6022

RE:   Registration Statement on Form S-3
      ----------------------------------

Ladies and Gentlemen:

      We have acted as Maryland counsel to SunAmerica Inc. (the "Corporation") in connection with its Registration Statement on Form S-3 filed with the Securities and Exchange Commission (the
"Commission") relating to up to $50,000,000 of deferred compensation obligations ("Obligations") of the Company which are issuable under the Registered Representatives' Deferred Compensation Plan (the "Plan").

      We have reviewed the Charter and By-Laws of the Corporation, the Registration Statement and the proceedings heretofore taken by the Corporation in connection with the authorization of the Plan and the Obligations. In addition, we have examined such other documents, instruments and matters of law as we have deemed necessary to the rendering of the opinions expressed below.

      Based on the foregoing, we are of the opinion that:

      1. The Company has been duly incorporated and is validly existing under the laws of the State of Maryland.

      2. The Obligations have been duly authorized for issuance, and when issued in accordance with the terms and conditions set forth in the Plan, will be validly issued.

      We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement and to the reference to our firm in the Registration Statement.

                              Very truly yours,